Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-12089) of P. H. Glatfelter Company of our report dated June 26, 2009, relating to the financial statements of the Glatfelter 401(k) Savings Plan for Hourly Employees, included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Beard Miller Company LLP
Beard Miller Company, LLP
York, Pennsylvania
June 26, 2009